Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

R. Dirk Allison Senior Vice President & CFO (214) 922-9711
ODYSSEY HEALTHCARE NAMES NEW BOARD MEMBER
     DALLAS, TEXAS (December 22, 2006) — Odyssey HealthCare, Inc. (NASDAQ: ODSY) has appointed James E. Buncher to its Board of Directors. Mr. Buncher’s appointment is effective as of December 22, 2006 and fills an existing vacancy on the Board of Directors. Mr. Buncher has also been appointed to serve on the Board’s Nominating & Governance Committee and Audit Committee.
     Mr. Buncher is the Chief Executive Officer and a member of the board of directors of Safeguard Health Enterprises, Inc., a dental and vision benefits company, and has served in such capacities since March 2000. Mr. Buncher has also served as the Chairman of the Board of Safeguard Health Enterprises, Inc. since May 2004 and, prior to that, was its President from March 2000 to April 2004. Before joining Safeguard Health Enterprises, Inc., Mr. Buncher was the President and Chief Executive Officer of Community Dental Services, Inc., a corporation operating dental practices in California, from October 1997 until July 1998, and was the President of the Health Plans Group of Value Health, Inc., a national specialty managed care company, from September 1995 to September 1997. Mr. Buncher currently serves as a member of the board of directors of Horizon Health Corporation, a publicly traded contract manager of clinical services for acute care hospitals and employers and an owner of behavioral healthcare facilities. Mr. Buncher is a member of the Audit and Compliance Committee of the board of directors of Horizon Health Corporation.
     “We feel very fortunate to have Jim join our Board of Directors,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “Jim has a long and successful background in the health care industry, most recently in the managed care arena. We believe that Jim, with his extensive background and experience in managed care and the health care industry in general, will be a great addition to our board of directors and provide a valuable perspective on the health care industry.”
     Based in Dallas, Odyssey has 82 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.